Exhibit (a)(5)(NNN)

Grand Chip Investment GmbH

Frankfurt am Main

Announcement pursuant to section 23 para. 1 sentence 1 no. 3 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (WpÜG))

THE INFORMATION CONTAINED IN THIS DOCUMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD VIOLATE THE LAWS OF SUCH JURISDICTION

On 29 July 2016, Grand Chip Investment GmbH, with registered office in Frankfurt am Main, Germany (“Bidder”), published the offer document (the “Offer Document”) for its voluntary public takeover offer (“Takeover Offer”) to the shareholders of AIXTRON SE, with registered office in Herzogenrath, Germany (“AIXTRON”), for the acquisition of their no-par value registered shares (auf den Namen lautende Stückaktien) in AIXTRON (collectively, “AIXTRON Shares”), including all AIXTRON Shares represented by American Depositary Shares (“ADSs”), at the price of EUR 6.00 per tendered AIXTRON Share in cash. On 6 October 2016, the Bidder amended the Takeover Offer by publishing an amendment to the Takeover Offer (the “Amendment”) with respect to the minimum acceptance threshold set forth in Section 4.2.1 of the Offer Document.

As a result of the Amendment, the acceptance period for the Takeover Offer expired on 21 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively. The additional acceptance period commenced following the publication of the results of the acceptance period on 27 October 2016 and expired pursuant to section 16 para. 2 sentence 1 of the German Securities Acquisition and Takeover Act on 10 November 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively.

As of the expiration of the additional acceptance period on 10 November 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, (“Reference Date”), respectively, AIXTRON’s share capital amounted to EUR 112,789,030.00 and was divided into 112,789,030 registered shares with no-par value (“AIXTRON Share Capital”).

1.                                     As of the Reference Date the Takeover Offer had been accepted for a total of 87,614,339 AIXTRON Shares. This corresponds to approximately 77.68 per cent of the AIXTRON Share Capital and the existing voting rights of AIXTRON.

2.                                     As of the Reference Date, neither the Bidder nor persons acting jointly with the Bidder within the meaning of section 2 para. 5 of the German Securities Acquisition and Takeover Act nor their subsidiaries directly held AIXTRON Shares. Moreover, as of the

Reference Date, no further voting rights attached to AIXTRON Shares were attributed to the Bidder or persons acting jointly with the Bidder within the meaning of section 2 para. 5 of the German Securities Acquisition and Takeover Act or their subsidiaries pursuant to section 30 of the German Securities Acquisition and Takeover Act.

3.                                     As of the Reference Date, neither the Bidder nor persons acting jointly with the Bidder within the meaning of section 2 para. 5 of the German Securities Acquisition and Takeover Act nor their subsidiaries held any voting rights with regard to AIXTRON that have to be announced pursuant to sections 25, 25a of the German Securities Trading Act (Wertpapierhandelsgesetz).

In accordance with the Offer Document, the Takeover Offer and any contracts which come into existence as a result of the acceptance of the Takeover Offer, are subject to the conditions precedent specified in Section 4.2 of the Offer Document (as amended by the Amendment), unless validly waived by the Bidder or already satisfied.

Frankfurt am Main, 17 November 2016

Grand Chip Investment GmbH

Important Information

This announcement pursuant to section 23 para. 1 sentence 1 no. 3 of the German Securities Acquisition and Takeover Act is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Takeover Offer for the outstanding AIXTRON Shares (including AIXTRON Shares represented by ADSs) commenced on 29 July 2016. The terms and conditions of the Takeover Offer are published in, and the solicitation and offer to purchase AIXTRON Shares (including AIXTRON Shares represented by ADSs) are made only pursuant to, the Offer Document as approved by BaFin, the published Amendment thereto and related offer materials prepared by the Bidder. The English translation of the Offer Document, the published Amendment thereto and related offer materials have been filed with the U.S. Securities and Exchange Commission (the “SEC”) in a Tender Offer Statement on Schedule TO. AIXTRON filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Takeover Offer.

The Tender Offer Statement, including the Offer Document, the published Amendment thereto, a related letter of transmittal and other related offer materials, as they may be amended from time to time, contain important information that should be read carefully before any decision is made with respect to the Takeover Offer.

Those materials and other documents filed by the Bidder or AIXTRON with the SEC are available at no charge on the SEC’s website at www.sec.gov. In addition, the Bidder’s Tender

Offer Statement and other documents it has filed or will file with the SEC are or will be available at www.grandchip-aixtron.com.